Exhibit 99.1

Operator

Good afternoon and welcome to the Global Net Lease Third Quarter 2023 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Jordyn Schoenfeld, Associate at Global Net Lease. Please go ahead.

Jordyn Schoenfeld

Thank you. Good afternoon, everyone and thank you for joining us for GNL's third quarter 2023 Earnings Call. Joining me today on the call are Mike Weil and Jim Nelson, GNL’s co-Chief Executive Officers, and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2022 filed on February 23, 2023 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Any statements referring to the future value of an investment in GNL, including any adjustments giving effect to the recently completed merger with The Necessity Retail REIT Inc. (“RTL”) and the subsequent internalization of both GNL’s and RTL’s advisory and property management functions, as well as any projections about any potential success following the merger and internalization, are also forward-looking statements. There are a number of risks associated with the merger and internalization, including, but not limited to, our ability to integrate the operations of RTL and the other entities acquired in the merger and internalization. We may not realize the anticipated synergies and other benefits of the merger or the internalization, or do so within our anticipated time frame. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and supplement which are posted to our website. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I'll now turn the call over to our co-CEO, Mike Weil. Mike?

Mike Weil

Thanks, Jordyn and good afternoon, everyone. Welcome to our first earnings call following the merger with The Necessity Retail REIT and corresponding internalization transaction. We recognize how vital our shareholders are to our continued success and we appreciate the great conviction our investors demonstrated in support of the merger and internalization.

The success of the merger and internalization has created the third largest publicly traded net lease REIT, with a global presence based on gross asset value as well as corporate governance in line with our internalized peers. The foundation of our global presence is a diversified portfolio of high-quality tenants, which gives us the flexibility to focus on attractive opportunities in multiple markets that will contribute to long-term shareholder value. Our recently completed merger and internalization creates the path for GNL to trade up to our net lease peer multiples. We believe we are clearly undervalued on an AFFO multiple basis compared to the other internalized REITs even though the quality of our rental income and investment grade-worthy tenants are substantially higher than the average in our industry.

We closed the merger and the internalization transaction on September 12th. Accordingly, the third quarter financial results reflect 73 days of standalone pre-merger GNL and only 19 days of post-merger, internalized GNL and RTL results. The Company is currently on track to achieve the $75 million of annualized cost savings we anticipated in conjunction with the merger and internalization. To this point, based on 19 days of lower than expected G&A expenses, GNL has exceeded the projected synergies by $2 million, capturing $56 million of annualized synergies and we remain on track to capture the $75 million worth of total synergies with a projected 6% G&A operating expense by Q3 2024. In addition, GNL reduced its quarterly dividend per share from $0.40 pre-merger to $0.354 as part of the merger reducing the amount of cash needed to fund the dividends by approximately $42 million on an annualized per share basis as of September 30, 2023. Together, without the assumption of any incremental acquisitions or external growth, GNL expects to reduce its payout ratio and continue to execute on its current business plan including leasing, renewals and strategic disposition initiatives.

Our leading portfolio of over 1,300 properties spans nearly 67 million square feet, and we had a gross asset value of $9.2 billion at quarter end. The diverse make-up of our net lease portfolio is unmatched whether measured by geography, asset type, tenant or industry, which positions GNL well to navigate external macro challenges as we move ahead. The portfolio is over 96% leased with a weighted average remaining lease term of 6.9 years. Geographically, 81% of our straight-line rent is earned in North America, while 19% comes from Europe. Additionally, the portfolio includes contractual rent increases with an average annual rental increase of 1.3%. The portfolio also features a stable tenant base with an industry-leading 58% receiving an investment-grade or implied investment grade credit rating.

I also want to highlight the strong asset management capabilities we demonstrated while continuing to succeed with leasing and renewal activity. In particular, our third quarter leasing and renewal activity included 1.8 million square feet across the entire portfolio. Leasing spreads on renewals were 5% higher than the expiring rent.

Our largest segment is industrial and distribution with 218 properties that span over 33.6 million square feet and contributed $229 million to annualized straight-line rent. 93% of the leases in this portfolio include favorable rent escalations with an average annual rental increase of 1.6%, positioning the portfolio to benefit from annual rental income while having 8.0 year weighted average lease term. Our single-tenant retail segment is the largest by property count with 886 properties that span over 7.9 million square feet and contributed $153 million to annualized straight-line rent. The single-tenant retail segment comprises 69% investment grade or implied investment grade rated tenants and features an 8.4 year weighted average lease term.

The multi-tenant suburban retail segment includes 109 properties that span over 16.4 million square feet and contributed $199 million in annualized straight-line rent. The portfolio has a weighted average remaining lease term of 5.1 years and includes 21% of grocery anchored centers which are 91.3% leased. This segment is predominately comprised of triple-net leases with incremental lease up potential and attractive leasing spreads, with 61% of the straight line rent in this portfolio coming from the Sunbelt markets which continues to grow and have favorable demographic tailwinds. Our smallest segment, single-tenant office, includes 91 properties that span 8.9 million square feet, contributed $146 million to annualized straight-line rent and has a 5.1 year weighted average lease term. One of the metrics that differentiates the single-tenant office portfolio is that it consists of 71% mission critical facilities, which we define as headquarters, lab or R&D facilities and features 70% investment grade or implied investment grade tenants, which we believe provides rent stability and low level of default risk. Given GNL’s successful track record of lease renewals, the single-tenant office segment also includes limited near-term lease maturities, minimizing the risk of vacancy.

An additional hallmark of our total portfolio strategy is the mitigation of concentration risk. Our top 10 tenants collectively account for only 21% of annual straight-line rent with our largest tenant accounting for only 3.1% of our total portfolio. This high-quality tenant roster provides a highly predictable base of rental income on which to build our future as our tenants provide stability and durability to our business.

Our leasing results continue to illustrate the quality of our assets, driving leasing rates higher even in the current environment. The single-tenant segment completed 8 new leases and renewals and showcased a positive 7% renewal leasing spread, demonstrating the strong renewal demand for our mission critical assets while adding $5 million to net straight-line rent. The multi-tenant segment completed 92 new leases and renewals resulting in a positive 4.1% renewal spread, consistent with the high demand we are experiencing at our suburban shopping centers, which increased net straight-line rent by $11.8 million. Our executed leases at the end of the third quarter 2023, combined with our leasing pipeline as of November 1, 2023 will raise occupancy in our multi-tenant portfolio to 92.9%, up from 89.5% of actual occupancy at the end of June 30, 2023 at RTL.

Turning to the balance sheet, although only 18.0% of our debt is variable, the volatile interest rate environment we’re currently experiencing does temporarily impact the portion of our debt that is not fixed or swapped. Prior to the 100-basis point increase in the 10-year treasury rate since September, we secured a $500 million increase to our Credit Facility, through our accordion, bringing the facility to $1.95 billion. Additionally, prior to the completion of the merger, RTL completed a $260 million commercial mortgage-backed security loan encumbered by 29 multi-tenant properties that we assumed as part of the merger. The loan has a 10-year term and is interest-only at an attractive rate of 6.45%. We were pleased to be able to achieve this by utilizing a SOFR swap lock of 3.54% that RTL put in place prior to closing the loan before the merger. This CMBS loan contributes to our increased weighted-average debt maturity while lowering our cost of capital and further increasing the percentage of fixed-rate to over 82%. These transactions have further enhanced our balance sheet flexibility.

We will continue to focus on opportunities that will help us achieve our financial goals, which include reducing net debt to adjusted EBITDA and organically increasing NOI through lease up and contractual embedded rent growth. This will also be accomplished in the near term through strategic dispositions and the continued success of our asset management platform's leasing and renewal activity. The strategic dispositions will be intended to delever our balance sheet as we intend to use the proceeds to pay down additional variable rate debt that currently has a blended average rate of 7.2%. GNL will continue to evaluate the market for accretive acquisitions, but we believe current risk-adjusted returns need to improve for the Company to be more active. We will continue reviewing and monitoring our portfolio for strategic dispositions that can create incremental proceeds to help us accomplish our near-term financial goals.

Our global portfolio will continue to deliver value, allowing us to take advantage of opportunities in the US or Europe, and transact on assets that are mispriced or that require expertise in more than one asset class. We believe our global and increased diversification will prove to be a competitive advantage as we move ahead, and our successful lease renewals speak to the mission-critical nature of the properties that we own, where the weighted-average remaining lease term is seven years. Now that GNL is an internally managed REIT, we expect to trade more in line with our internalized net lease peers on an AFFO multiple basis given the diversification, quality of income and superior investment grade worthy tenants in our portfolio.

I'll turn the call over to Chris to walk through the financial results in more detail. Chris?

Chris Masterson

Thanks, Mike.

Before getting into the details, a reminder that third quarter results reflect only 19 days of the combined GNL and RTL portfolios, our cost-savings internalized management structure and many non-recurring expenses related to the merger. Outside of the last couple weeks prior to the completion of the merger and internalization transaction, results for the three- and nine-month period ended September 30, 2023 reflect the legacy GNL results and the external management structure.

That said, for the third quarter 2023 we recorded revenue of $118.2 million, and a net loss attributable to common stockholders of $142.5 million. Core FFO was $31.5 million, or $0.24 per share, and AFFO was $46.9 million, or $0.36 per share. Typically, we would provide a year-over-year comparison, however that would not be meaningful this quarter given only 19 days of the quarter reflect combined results of GNL and RTL as an internalized Company. We intend to provide formal 2024 guidance around the time of our upcoming 10-K which will provide investors with increased transparency regarding our financial goals and projections.

As expected, FFO in the third quarter was impacted by many one-time items related to the merger and internalization transaction, including $14.6 million of settlement costs, $10.4 million of equity-based compensation, and $43.8 million of transaction costs that are added back to AFFO. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release, which is posted on our website.

Given the timing of the transaction, some balance sheet metrics also do not fully reflect the benefit of the merger. Specifically, our net debt to adjusted EBITDA ratio this quarter does not reflect the full quarter benefit of adjusted EBITDA from RTL and the internalization, but our total debt reflects the full impact of the transaction, making this ratio not meaningful for this quarter. Moving forward, this Net debt to adjusted EBITDA ratio will be part of our fourth quarter disclosure and we anticipate it to be approximately 7.6x. We ended the quarter with net debt of $5.2 billion at a weighted-average interest rate of 4.7%, and had liquidity of $319.4 million, including $133.4 million of cash and cash equivalents and $186 million of availability under the Company's revolving credit facility. The weighted-average debt maturity at the end of the third quarter 2023 was 3.4 years, with minimal debt maturity due in 2024.

Our debt comprises $1.0 billion in senior notes, $1.6 billion on the multi-currency revolving credit facility and $2.7 billion of outstanding gross mortgage debt. Our debt was 82.0% fixed rate, which includes floating rate debt with in-place interest rate swaps, and our interest coverage ratio was 2.5x. As of September 30, 2023 we had approximately 230.8 million common shares outstanding. On a weighted average basis, there were approximately 130.8 million shares outstanding, which is calculated based on the 73 days of standalone pre-merger GNL and 19 days of post-merger GNL.

As always, I am available to answer any questions you may have on this quarter after the call. I'll now turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

We remain excited about the future of the internalized Global Net Lease. We are on a strong growth trajectory with nearly 100% retention rate of GNL's newly hired employees, combined with our competitive advantage of owning one of the largest most diversified global net lease portfolios in the country and the fact that almost one third of the portfolio’s NOI is derived from industrial and distribution properties leased to credit-worthy tenants with long-term leases. Now that GNL is an internally managed REIT, we believe we will close the trading gap relative to our peers given the quality of our portfolio and attractiveness of our credit worthy tenants. This will allow us to unlock significant value in the coming quarters for all shareholders as we continue our work to become the preeminent net lease company in the future. Lastly, I want to mention that there is a lot of valuable data in the publicly filed investor deck and we want to ensure that the deck is being utilized to gain a better understanding of GNL’s exciting growth prospects and of course Management is available for any follow-ups.

Operator, please open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions]